                            MOBILE PET SYSTEMS, INC.



                          REGISTRATION RIGHTS AGREEMENT



                                  JULY 31, 2002

                                TABLE OF CONTENTS

                                                                         PAGE

1.    DEFINITIONS..........................................................1
2.    DEMAND REGISTRATIONS.................................................2
      2.1.     Requests for Registration...................................2
      2.2.     Limitations on Demand Registrations.........................3
      2.3.     Effective Registration Statement............................3
      2.4.     Priority on Demand Registrations............................4
      2.5.     Underwriting Requirements...................................4
      2.6.     Multiple Registrations......................................4
3.    OTHER REGISTRATIONS..................................................4
      3.1.     Company Registration........................................4
      3.2.     Form S-3 Registration.......................................5
4.    OBLIGATIONS OF THE COMPANY...........................................6
5.    COVENANTS OF THE Holder..............................................8
6.    EXPENSES OF DEMAND AND S-3 REGISTRATION..............................8
7.    EXPENSES OF COMPANY REGISTRATION.....................................9
8.    No Delay of Registration.............................................9
9.    Indemnification......................................................9
10.   REQUIRED REPORTS AND PUBLIC INFORMATION.............................12
11.   Assignment of Registration Rights...................................12
12.   Limitations on Subsequent Registration Rights.......................13
      12.1.    Termination of Registration Rights.........................13
13.   MISCELLANEOUS.......................................................13
      13.1.    Further Assurances.........................................13
      13.2.    Aggregation of Stock.......................................13
      13.3.    Construction and Titles....................................13
      13.4.    Severability...............................................13
      13.5.    Notices....................................................14
      13.6.    Successors and Assigns.....................................15
      13.7.    Amendment..................................................15
      13.8.    Delays or Omissions........................................16
      13.9.    Governing Law..............................................16
      13.10.   Attorney's Fees............................................16
      13.11.   Counterparts...............................................16
      13.12.   Entire Agreement...........................................16

                            MOBILE PET SYSTEMS, INC.

                          REGISTRATION RIGHTS AGREEMENT
                          -----------------------------

         This REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made as of July 31, 2002 by and between Mobile PET Systems, Inc., a Delaware corporation (the "Company"), and Dragon Nominees Limited, a United Kingdom Company with its registered office at 10 Norwich Street, London EC4A 1BD (the "Investor"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in Section 1.

                                    RECITALS
                                    --------

         WHEREAS, pursuant to the Securities Purchase Agreement dated July 12, 2002 (the "Purchase Agreement"), the Investor is purchasing an aggregate of 10,000,000 shares of the Company's common stock, par value $0.0001 per share (the "Common Stock") and warrants to purchase up to an additional 3,000,000 shares of Common Stock, subject to adjustment pursuant to the terms thereof, at an exercise price of $0.448 per share (the "Warrants"); and

         WHEREAS, it is a condition to the consummation of the transactions contemplated by the Purchase Agreement that the Company and the Investor enter into this Agreement whereby the Company shall grant, and the Investor shall obtain, the rights relating to the registration of the Registrable Securities under the Act, as set forth in this Agreement;

         NOW, THEREFORE, the parties hereby agree as follows:

         1. DEFINITIONS. For purposes of this Agreement:

                 (a) The term "Act" shall mean the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

                 (b) The term "Business Day" shall mean a day other than Saturday, Sunday or any day on which banks in the State of New York are authorized or obligated to close.

                 (c) The term "Demand Registrations" shall have the meaning set forth in Section 2.1 hereof.

                 (d) The term "Form S-3" shall mean such form under the Act as in effect on the date hereof or any successor registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                 (e) The term "Holder" or "Holders" shall mean any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 11.

                 (f) The term "Investor" shall have the meaning set forth in the first paragraph hereof.

                 (g) The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

                 (h) The term "Person" shall mean any individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                 (i) The terms "register," "registered," and "registration" shall mean and refer to a registration effected by preparing and filing a registration statement, or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

                 (j) The term "Registrable Securities" shall mean (i) any shares of Common Stock purchased by the Investor pursuant to the Purchase Agreement,
(ii) any shares of Common Stock issued or issuable upon exercise of the Warrants purchased by the Investor pursuant to the Purchase Agreement and (iii) any securities issued or issuable with respect to the Common Stock referred to in clause (i) or (ii) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have (x) been effectively registered under the 1934 Act and disposed of in accordance with the registration statement covering them or (y) been transferred pursuant to Rule 144 (or any similar rule then in force) under the Securities Act.

                 (k) The number of shares of "Registrable Securities then outstanding" shall be the number of shares of Common Stock outstanding plus the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are Registrable Securities.

                 (l) The term "SEC" shall mean the Securities and Exchange Commission.

         2. DEMAND REGISTRATIONS.

            2.1. REQUESTS FOR REGISTRATION. Subject to Section 2.2, at any time and from time to time on or after the date hereof, the Holders of at least 25% of the Registrable Securities then outstanding may request registration under the Act of all or part of their Registrable Securities on Form S-1 or any similar long-form registration ("Demand Registrations"). Thereafter, the Company will use its commercially reasonable best efforts to promptly effect the registration of such Registrable Securities under the Act on the form requested by the Holders making such registration request. Upon receipt of a request for a Demand Registration, the Company will give prompt written notice (in any event within three (3) Business Days after its receipt of such request) of the request for a Demand Registration to all Holders of Registrable

Securities not making such request and will include in such Demand Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after the receipt of the Company's notice. The Holders of the Registrable Securities making any such registration request may, at any time prior to the effective date of the registration statement relating to any Demand Registration, revoke such Demand Registration request by providing written notice to the Company.

            2.2. LIMITATIONS ON DEMAND REGISTRATIONS. (a) The Holders of the Registrable Securities shall be entitled to two Demand Registrations.

                 (b) The Company shall be entitled to postpone for a reasonable period of time, not to exceed sixty (60) days, the declaration of effectiveness by the SEC of any Demand Registration otherwise required to be prepared and filed by the Company if, at the time it receives a Demand Registration request or at any time during the process of registration, prior to being declared effective by the SEC, the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Demand Registration to be effected at such time. The Company shall be entitled to postpone filing of a Demand Registration as provided in Section 4(a) below, provided, however, that the Company shall not be entitled to postpone filing a registration statement in response to a Demand Registration for the twelve (12) months following the expiration of such sixty-day period; and provided further that should the Company postpone the filing of a Registration Statement pursuant to Section 4(a) hereof, the Company shall not be entitled to postpone effectiveness of such Registration Statement pursuant to this Section 2.2(a). In the event the effectiveness of any registration statement is postponed pursuant to this paragraph, the holder or holders of the Registrable Securities making a registration request shall have the right to withdraw such Demand Registration request by giving written notice to the Company within twenty (20) days after receipt of the notice of postponement (and, in the event of such withdrawal, the right of the holders of the Registrable Securities to such Demand Registration shall be reinstated).

            2.3. EFFECTIVE REGISTRATION STATEMENT. (a) A Demand Registration requested pursuant to Section 2.1 of this Agreement shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective, (ii) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason, and the Registrable Securities covered thereby have not been sold, or (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied by reason of (x) a failure by or inability of the Company to satisfy any condition thereof, or (y) the occurrence of an event outside the control of the Holders of Registrable Securities.

                 (b) A Demand Registration requested pursuant to Section 2.1 of this Agreement shall not be deemed to have been effected if Holders of Registrable Securities are not able to register and sell at least 66-2/3% of the amount of Registrable Securities requested to be included in such registration.

            2.4. PRIORITY ON DEMAND REGISTRATIONS. The Company will not include in any Demand Registration any securities which are not Registrable Securities without the written consent of the Holders, not to be unreasonably withheld or delayed; provided, however, that the Company shall be entitled to include in any Demand Registration the securities identified in Exhibit A hereto, the holders of which possess registration rights as set forth therein.

            2.5. UNDERWRITING REQUIREMENTS. If the Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to
Section 2.1 and the Company shall include such information in the written notice referred to in Section 2.1. The underwriter shall be selected by a majority in interest of the Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Holders, including such Holder) to the extent provided herein. All Holders and other holders of securities of the Company proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.5, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated among all Holders thereof in proportion (as nearly as practical) to the amount of Registrable Securities owned by each Holder; provided that the number of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities sought to be included by the Company and held by all other holders are first entirely excluded from such underwriting.

            2.6. MULTIPLE REGISTRATIONS. Except for (a) registration statements solely for the sale of securities to participants in a Company stock or option plan or arrangement, (b) registrations relating to corporate reorganizations or other transactions under Rule 145 of the Act, and (c) registration statements filed by the Company at the request of Person(s) that possess the registration rights identified in Exhibit A hereto, the Company will not, without the written consent of the Holders, file any other registration statement under the Act with respect to its securities, whether for its own account or that of other stockholders, from the date of receipt of a notice from requesting Holders pursuant to Section 2.1 until the completion of the period of distribution of the registration contemplated thereby.

         3. OTHER REGISTRATIONS.

            3.1. COMPANY REGISTRATION.

                 (a) NOTICE. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities

(other than a registration relating solely to the sale of securities to participants in a Company stock or option plan or arrangement or a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 3.1(b), cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

                 (b) UNDERWRITING REQUIREMENTS. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under this Section 3.1 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of Registrable Securities requested by Holders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering in view of market conditions, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders, including the Holders, according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders).

            3.2. FORM S-3 REGISTRATION. In case the Company is at the time eligible for the use of Form S-3, and shall receive from the Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holders, the Company shall:

                 (a) NOTICE. Promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders.

                 (b) QUALIFICATIONS. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 20 days after receipt of such written notice from the Company; provided that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 3.2:

                     (i) if Form S-3 is not available for such offering by the Holders;

                     (ii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 30 days after receipt of the request of the Holder or Holders under this Section 3.2; provided that the Company shall not utilize this right more than once in any twelve (12) month period.

                     (iii) if the Company has, within the 12 month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 3.2;

                     (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction; or

                     (v) within 180 days after the effective date of a registration statement previously filed by the Company, provided that the Company shall use its reasonable best efforts to achieve effectiveness of a registration requested hereunder promptly following such 180-day period if such request is made during such 180-day period.

                 (c) REGISTRATION. Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as is reasonably practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 3.2 shall not be counted as requests for registration effected pursuant to Section 2.1.

         4. OBLIGATIONS OF THE COMPANY. Whenever required under Sections 2 or 3 hereof to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                 (a) REGISTRATION STATEMENT. Prepare and file with the SEC as expeditiously as possible and, in the case of a Demand Registration, within 30 days of receiving a request under Section 2, a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective as quickly as possible, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 180 days or until the distribution contemplated in the Registration Statement has been completed, whichever is shorter; provided that such 180-day period shall be extended for a period equal to the period the Holders refrain from selling any securities included in such registration (i) at the request of an underwriter of Common Stock (or other securities) of the Company or (ii) as a result of the provisions of Section 5(b). Notwithstanding the preceding sentence, the Company shall be entitled to postpone for a reasonable period of time, not to exceed sixty (60) days, the filing of the Registration Statement with respect to the Registrable Securities, at the time it receives a Demand Registration request or at any time prior to the Registration Statement being filed with the SEC, the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed at such time; provided, however, that the Company shall not be entitled to postpone filing a registration statement hereunder for the twelve (12) months following the expiration of such sixty-day period; and provided further that should the Company postpone the filing of a Registration Statement pursuant to this Section 4(a), the Company shall not be entitled to postpone effectiveness of such Registration Statement pursuant to Section 2.2(b).

                 (b) AMENDMENTS. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration statement effective for a period not in excess of 180 days and to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                 (c) PROSPECTUS. Furnish to the Holders such numbers of copies of a prospectus, including a prospectus subject to completion and all amendments and supplements thereto, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                 (d) BLUE SKY QUALIFICATIONS. Use its commercially reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                 (e) UNDERWRITING AGREEMENT. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.

                 (f) DISCLOSURES. Notify each Holder of Registrable Securities covered by such registration statement (i) at any time when a prospectus relating thereto is required to be delivered under the Act or (ii) of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                 (g) LISTING. Cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or quotation service, if any, on which similar securities issued by the Company are then listed.

                 (h) TRANSFER AGENT. Provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                 (i) ADDITIONAL DELIVERIES. Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to Sections 2 or 3 hereof, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to such sections, if such securities are being sold through underwriters, or on the effective date of the registration statement, if there are no underwriters, (1) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in substantially the form as is customarily given to the underwriters in a public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (2) a "comfort" letter, dated such date, from the independent certified public accountants of the Company, in substantially the form as is customarily given by independent certified public accountants to underwriters in a public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

                 (j) ACCESS TO INFORMATION. Provide one representative of the Holders of a majority of the Registrable Securities being sold, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such Holders or underwriter, reasonable access to all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.

         5. COVENANTS OF THE HOLDER. (a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2 and 3 hereof with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

                 (b) Upon receipt by a Holder of the notification from the Company described in Section 4(f)(ii), such Holder will not proceed with any sales of Registrable Securities covered by the prospectus described in such notification pending an amendment or supplement to such prospectus, which amendment or supplement will be filed by the Company with the SEC as quickly as possible.

         6. EXPENSES OF DEMAND AND S-3 REGISTRATION. All expenses other than underwriting discounts and selling commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 2.1 and 3.2, including, without limitation, all registration, filing and qualification fees, state blue sky fees and expenses, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders selected by them shall be borne by the Company; provided that the Company shall not be required to pay for the fees and disbursements of Holders' counsel in connection with any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders (in which case all participating Holders shall bear such expenses), unless, (i) the registration is withdrawn following any deferral of the registration by the Company pursuant to Section 2.2(b); (ii) the Holders of a majority of the Registrable Securities agree to forfeit their right to one Demand Registration; or (iii) that if at the time of such withdrawal the Holders have learned of a material adverse change in the business, condition or prospects of the Company that was not known to the Holders at the time of their initial request and have withdrawn the request with reasonable promptness following disclosure by the Company of such change, then the Holders shall not be required to pay any such expenses and shall retain their rights to such registration (except as to clause (ii) above) pursuant to Section 2.1.

         7. EXPENSES OF COMPANY REGISTRATION. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section
3.1 for each Holder (which right may be assigned as provided in Section 11), including (without limitation) all registration, filing, and qualification fees, state blue sky fees and expenses, printers and accounting fees relating or apportionable thereto and the reasonable fees and disbursements of counsel for the Company and one counsel for the selling Holders selected by them, but excluding underwriting discounts and selling commissions relating to Registrable Securities; provided that the Company shall not be required to pay for the fees and disbursements of Holders' counsel in connection with any registration proceeding begun pursuant to Section 3.1 if a majority of the selling Holders withdraw their Registrable Securities from such registration (in which case all participating Holders shall bear such expenses), unless at the time of such withdrawal the Holders have learned of a material adverse change in the business, condition or prospects of the Company that was not known to the Holders at the time of their initial receipt of notice from the Company pursuant to Section 3.1 and have withdrawn the request with reasonable promptness following disclosure by the Company of such change, then the Holders shall not be required to pay any such expenses.

         8. NO DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of Sections 2 or 3 hereof.

         9. INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement pursuant to this Agreement:

                 (a) INDEMNIFICATION BY COMPANY. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the officers, directors, partners, members and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, any offering circular or other related registration statement or notification incident to any such registration, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will pay, as incurred (subject to submission of supporting documentation in reasonable detail), to each such Holder, the officers, directors, partners, members and stockholders of such Holder, legal counsel (which shall be one counsel for all such Holders absent a bona fide conflict of interest) and accountants for each such Holder and each underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided that the indemnity agreement contained in this Section 9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

                 (b) INDEMNIFICATION BY HOLDERS. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and the officers, directors, partners, members and stockholders of such Holder and any controlling person of any such underwriter or other Holder, severally and not jointly, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state securities law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any such person intended to be indemnified pursuant to this Section 9(b) in connection with investigating or defending any such loss, claim, damage, liability or action;

provided that the indemnity agreement contained in this subsection 9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld); provided further that the liability of each Holder hereunder shall be limited to the proportion of such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the shares sold by such Holder under such registration statement bears to the total public offering price of all securities sold thereunder and, in no event shall any indemnity under this subsection 9(b) exceed the net proceeds from the offering received by such Holder.

                 (c) PROCEDURES. Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 9 except to the extent that the indemnifying party is actually prejudiced by such failure to give notice.

                 (d) CONTRIBUTION. If the indemnification provided for in this
Section 9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided that in no event shall any Holder's cumulative, aggregate liability under this Section 9(d), or under Section 9(b), or under such Sections together, exceed the net proceeds from the offering received by such Holder. Notwithstanding anything to the contrary herein, no party shall be liable for contribution under this Section 9(d) except to the extent and under the circumstances as such party would have been liable to indemnify under
Section 9(a) or Section 9(b), as the case may be, if such indemnification were enforceable under applicable law. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. In any event, no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

                 (e) CONFLICTS WITH UNDERWRITING AGREEMENT. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                 (f) SURVIVAL. The obligations of the Company and Holders under this Section 9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement, and otherwise.

         10. REQUIRED REPORTS AND PUBLIC INFORMATION.

         The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any holder of Registrable Securities, make publicly available other information), and it will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemption provided by (i) Rule 144 or Rule 144A under the Securities Act, as such Rules may be amended from time to time, or
(ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements.

         11. ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and (ii) that (A) is a subsidiary, parent, affiliate (as that term is defined in Rule 405 promulgated by the SEC under the Act and which term shall be deemed to include IHM or any affiliate of IHM), partner, limited partner, retired partner or stockholder of a Holder, (B) is a Holder's family member or trust for the benefit of an individual Holder or, (C) is a Holder, provided that: (a) the Company is, within 30 days prior to such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and (b) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee of a holder of Registrable Securities (x) the holdings of affiliated partnerships, limited liability companies, investment funds and other entities, and their current or former constituent partners or members and any entities for which any such party serves as general partner, and (y) the holdings of spouses, ancestors, lineal descendants and siblings who acquire Registrable Securities by gift, will or intestate succession, shall in each case be aggregated together.

         12. LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, not to be unreasonably withheld or delayed, enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) allow such holder or prospective holder to include such securities in any registration filed under Section 2.1 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included, (ii) allow such holder or prospective holder to demand registration of their securities, or (iii) provide such holder or prospective holder with registration rights pursuant to Section 3 hereof which are more favorable than, or in any way conflict with, the rights of Holders hereunder; provided, that the preceding provisions of this Section 12 shall not apply to registration rights, if any, granted by the Company in connection with the repurchase transaction contemplated by Section 5.01(c) of the Purchase Agreement.

             12.1. TERMINATION OF REGISTRATION RIGHTS. The right of a Holder to request any registration or inclusion pursuant to this Agreement shall terminate, as to any Holder, at such time when all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three-month period without registration pursuant to Rule 144 of the Act; provided that at such time the Company's Common Stock is traded on the OTC Bulletin Board, the NASDAQ National Market or a national securities exchange.

         13. MISCELLANEOUS.

             13.1. FURTHER ASSURANCES. Each of the parties hereto shall execute and deliver such instruments and take such other actions as the other parties may reasonably request in order to carry out the intent of this Agreement.

             13.2. AGGREGATION OF STOCK. All shares of capital stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

             13.3. CONSTRUCTION AND TITLES. This Agreement has been negotiated between the parties hereto, and the language hereof shall not be construed for or against any party. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. A reference herein to any section shall be deemed to include a reference to every subsection thereof. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as to the identity of the parties hereto may require.

             13.4. SEVERABILITY. If any provision of this Agreement is held to be unenforceable under applicable law, it shall be interpreted, to the extent possible, to enhance its enforceability in order to achieve the intent of the parties to this Agreement. If no reasonable construction would save the provision, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, its invalidity, illegality or unenforceability shall not affect any other provision of this Agreement; rather this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party. The invalidity of any provision of this Agreement as applied to certain circumstances shall not affect the validity or enforceability of such provision as applied to other circumstances or any other provisions of this Agreement.

             13.5. NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to the Company, to:

                   2150 West Washington Street
                   Suite 110
                   San Diego, California 92110
                   Attention: Chief Executive Officer
                   Fax number: 619-226-6738

with a copy to:
                   Evan Mead Stone, Esq.
                   12348 High Bluff Drive
                   Suite 210
                   San Diego, California 92130
                   Fax number: 858-350-1953

                   and

                   Seltzer Caplan McMahon Vitek
                   750 B Street, Suite 2100
                   San Diego, California 92101
                   Attn: Kirk G. Ellis, Esq.
                   Fax number: 619-685-3100

if to the Investor, to:

                   Beechwood Hall
                   Kingsmead Road
                   High Wycombe
                   Bucks  HP11 1JL
                   Fax number: 011-44-01494 560056
with a copy to:

                   Fulbright & Jaworski L.L.P.
                   666 Fifth Avenue
                   New York, NY  10103
                   Attention: Neil Gold, Esq.
                   Fax Number: 212-318-3400

                   and

                   Macfarlanes
                   10 Norwich Street
                   London EC4A 1BD
                   United Kingdom
                   Attention: Simon Martin, Esq.
                   Fax number: 011-44-207-831-9607

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

             13.6. SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities), except as expressly limited in this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

             13.7. AMENDMENT. Unless otherwise specified in a particular section, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) by the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 13.7 shall be binding upon each Holder and the Company; provided that no amendment of this Agreement shall materially and adversely affect the rights of a Holder in a manner that discriminates against a Holder vis a vis other holders of the same class or series of stock, without such Holder's written consent. By acceptance of any benefits under this Agreement, all parties to this Agreement hereby agree to be bound by the provisions of this Agreement as the same may be hereafter amended or waived pursuant to this Section 13.7.

             13.8. DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

             13.9. GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto are to be governed by and construed and enforced in accordance with the laws of California, without giving effect to any of its choice of law rules. Section
7.10 of the Purchase Agreement is incorporated by reference herein and made applicable hereto.

             13.10. ATTORNEY'S FEES. If any action at law or in equity is instituted to enforce or interpret the terms of the Agreements, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

             13.11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

             13.12. ENTIRE AGREEMENT. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

          The parties have executed this Registration Rights Agreement as of the date first written above by the undersigned, who have been duly authorized to do so.


MOBILE PET SYSTEMS, INC.



By: /s/ Paul J. Crowe
    ---------------------------------
    Name:
    Title:


DRAGON NOMINEES LIMITED


By: /s/ John Rhodes
    ---------------------------------
Name:
Title:

Address:

                                    EXHIBIT A
                                    ---------
                               REGISTRATION RIGHTS
                               -------------------